Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr. Avraham Grundman, President
Havaya Corp.
51 Sheshet Hayamim St.
Kfar Saba, 44269 Israel

Dear Mr. Grundman:
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Havaya Corp. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated August 19, 2010, as of and for the periods ended June 30, 2010 and 2009, December 31, 2009 and 2008, and from inception (November 21, 2007) through June 30, 2010. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

Weinberg & Baer LLC
Baltimore, Maryland
November 12, 2010